Exhibit 10.35

LEASE AGREEMENT

between

CASTIM SA, Via Industria 31, CH-6934 Bioggio

(hereinafter “Landlord”)

and

Energy Vault SA, Via Pessina 13, CH-6900 Lugano

(hereinafter “Tenant”)

(Landlord and Tenant together the “Parties”)

regarding

A portion of Land parcel Nr. 55 Land Register Arbedo-Castione

WHEREAS:

A.

Tenant is active in the field of new technologies in the field of renewable energies.  It is currently looking for a field in order to install the demonstration unit of its new storage solution, composed of a crane and a quantity of 35 tons bricks, which would be produced on site.

B.

Tenant has established a factual relationship with the municipal authorities of Albedo-Castione and with other stakeholders for an implementation of its demonstration unit in the territory of that municipality.

C.	Landlord owns land parcel Nr. 55 Land Register Arbedo-Castione, with a total surface of 23’399 square meters. Tenant is interested in renting a portion thereof.
D.	The Parties intend to set forth in this Agreement the terms and conditions for the lease of the Lease Object. Subsidiary to this Agreement, paras. 253 to 273c CO shall apply.

NOW, THEREFORE, the Parties agree as follows:

1.	Preamble and Annexes
1.1	The preamble and the Annexes integrating part of this Agreement.
2.	Lease Object
2.1	Object of the Lease is a portion of approx. 10’200 square meters of land parcel nr. 55 Land Register Arbedo-Castione, as further marked in red in the plan attached to this Agreement as Annex 1.

2.2	The Land Register excerpt relating to the afore-mentioned land parcels is attached hereto as Annex 2.
2.3

As part of the preparation of the Lease Object, Landlord will remove the portion of the warehouse marked “55A” in Annex 2 located on the surface rented to Tenant according to Annex 1 as well as the construction marked as “55C” in Annex 2.  These removal works will start immediately after the signature of this Agreement.  The rent payment shall not be influenced by the timing of removal.

2.4

Furthermore, the small house marked as “55B” in Annex 2 located at the entrance of the site at Via Industria, is part of the Lease Object.  The house is currently not usable.  Landlord undertakes to refurbish it as soon as Tenant will have obtained a final and binding authorization from the Municipality of Arbedo-Castione to install the demonstration unit on the Lease Object.  The refurbishment works shall be concluded within 4 months from that moment.  The house shall be renovated at the same standard of a job site shed, basic standard and with no frills, with heating, electricity and water, as well as with a water closet.  A plan of the house is attached hereto as Annex 3.

2.5

The renovation works indicated in para. 2.4 will be carried out by Landlord at its own costs, and the completion of the works will not impact the rent, which will remain unchanged throughout the agreement term.  Until the completion of the works, Landlord will put to Tenant’s disposal a job side shed on site at no extra costs.

2.6	Landlord will ring fence the Lease Object, it being understood that he is under no obligation to build a new fence.
3.	Purpose of the Lease
3.1

The Tenant is entitled to use the Lease Object in order to install the demonstration unit of its new energy storage system, which is composed of a 128 meters high crane, 6 arms of each 32 meters, engines and 35 tons bricks.  The bricks will be produced on site for testing purposes.  Once installed, the demonstration unit will be used for testing purposes, as well as for demonstration purposes to any potential client of Tenant.  The small house indicated in para. 2.4 above will be used as office or demonstration showroom.

3.2	The use of the Lease Object for other purposes requires the prior written approval of the Landlord, such approval not to be unreasonably withheld.
3.3	The Tenant is liable for damages caused by a Lease Object use outside the scope set forth in this Section.
4.	Rent
4.1

Tenant undertakes to pay to Landlord for the Lease Object a rent of CHF 204’000 p.a., plus VAT (in case the Landlord has opted in for VAT), owed in quarterly instalments of each CHF 51’000, due in advance at the latest at the first business day of the respective quarter.  In case of delayed payment of the rent, the Landlord is entitled to charge a default interest of 5% without further formal reminder ex para. 102 subpara. CO.  The Landlord is entitled to opt-in for the VAT payment on the rent.

4.2	The rent is fix for the entire term of this Agreement.
4.3

No deposit is due by Tenant to Landlord.  However, Tenant undertakes to provide to Landlord a bank guarantee ex para. 111 CO issued by a prime Swiss bank in the amount of CHF 200’000 covering the assumed costs for dismantling and removal of the Demonstration Unit and all accessories.  This bank guarantee shall be provided at the latest 10 working days after the execution of this Agreement by the Parties.

5.	Costs / Maintenance of the Lease Object / Execution of Maintenance Works / Modification of the Lease Object
5.1	The Lease Object is leased “as is”, in its current condition known to the Parties. The Tenant undertakes to carry out the ordinary and extraordinary maintenance of the Lease Object.
5.2

Tenant shall furthermore bear all operating costs generated in the course of its business activity (in particular but not limited to heating, electricity, water, gas, security, waste management, snow service, etc.).  To the extent legally possible, all agreements with providers shall be entered into directly by Tenant, with no involvement of Landlord.  In the event that such expenses are charged to Landlord (e.g. municipal levies related to services provided to Tenant, like water, waste water, waste, etc.), Landlord will rebate such costs to Tenant.

5.3

Landlord is aware of the fact that the exercise of the Demonstration Unit of Tenant will create a high necessity and production output of electricity.  Tenant acknowledges that the connection of the electricity distribution grid of the Azienda Multiservizi Bellinzona (“AMB”) with the Lease Object occurs at the point marked in red on the plan attached as Annex 4  (the “Entry Point”) and that such connection will not be sufficient in order to support the electricity needs of Tenant for the Landlord.  Tenant will bear the costs for any connection from the AMB delivery point to the Entry point.  The installation relating to the connection from the AMB delivery point to the Entry Point will remain placed after the elapsing of this Agreement, and Landlord will not owe to Tenant any indemnity.

5.4

Tenant will furthermore bear the costs of the connection from the Entry Point to all points where electricity will be needed on the Lease Object.  Furthermore, Tenant undertakes to connect at its costs the small house “55B” mentioned in para 2.4 above from the Entry Point through a subterranean line, with a power of 60 Ampere.  All connections from the Entry Point to points within the Lease Object and in particular to the small house “55B” will remain placed after the elapsing of this Agreement, and Landlord will not owe to Tenant any indemnity.

5.5

Landlord bears the property taxes related to the Lease Object, including any contributions or charges relating to the property which may be levied by the Municipalities of Arbedo-Castione or by the Cantonal authorities.

6.	Use of the Lease Object
6.1	Tenant must use the Lease Object with all due care. It must show due consideration for neighbours.
6.2	Tenant is obliged to take all reasonable measures necessary in order to avoid noise and exhalations and in order to protect the Lease Object against damages.
7.	Effective Date / Term
7.1

Effective date of this Agreement (“Effective Date”) is 1 November 2019.  Tenant has the right to occupy the Lease Object earlier, upon written notice in advance.  Starting from the occupation, and until 31 October 2019, Tenant undertakes to pay to Landlord an indemnification for the early occupation of CHF 500 for every calendar day of occupation of the Lease Object.

7.2

This Agreement has a fixed duration (para. 255 subpara. 2 CO) of 2 years starting from the Effective Date and ending on 31 October 2021, subject to early termination as stipulated in para. 7.3 hereinafter.

7.3

If the request for a construction permit by Tenant concerning the Demonstration Unit is rejected in a final and binding manner by the municipal or cantonal authorities, Tenant is entitled to terminate this Agreement with a 60 days term even before the 2 years term set forth in para. 7.2. has elapsed.

7.4

In the event Tenant occupies the Lease Object after the expiration of this Lease Agreement, Tenant undertakes to pay to Landlord an occupation indemnity equal to 150% percent of the rent agreed upon in this Agreement until it leaves and hands over the Lease Object to Landlord.

8.	Liability / Insurances
8.1

Tenant is liable for damages caused intentionally or by negligence to the Lease Object or to any third parties by its employees, clients or auxiliary persons.  Tenant will hold Landlord harmless for claims by third parties for such damages.

8.2

Landlord will insure the raw structure of the Building against the risks for which it is liable as owner, like e.g. fire, natural hazards, water, as well as building liability.  Tenant will insure at its own expense the installations and the equipment located within the Lease Object as well as all glasses of the Building, including the risk to damage third parties in connection with the Demonstration unit.

8.3	The insurance policies shall be stipulated with an adequate coverage for the entire duration of the Agreement term. Tenant will provide Landlord with a copy of the insurance policies.
8.4	Tenant is responsible for the security of the Lease Object (thefts, burglaries).

9.	Access right of Landlord
9.1

Landlord shall be granted access during working hours to the Building and to the Lease Object in order to exercise its ownership tights.  Landlord shall request from Tenant access with a sufficient notice.

10.	Sub-Letting
10.1	Sub-letting of the Lease Object is governed by para. 262 CO.
11.	Transfer of the Lease to a third Party
11.1	The transfer of the Lease (partially or in full) to a third party is allowed within the terms of para. 263 CO.
12.	Inscriptions and advertisements
12.1

Tenant is allowed to install, at its own costs, internal or external inscriptions or advertisements or antennas in or on the Buildings upon written approval by Landlord, such approval not to be unreasonably withheld.  Landlord shall support Tenant in obtaining the necessary building permits where the case may be.

13.	Further negotiations
13.1

Landlord has acknowledged the requests of Tenant to obtain two extension options of each 1 year of the lease term, as well as to be granted a right of first refusal for any nedw lease envisaged by Landlord with regard to the remaining surface of land parcel Nr. 55 Land Register Arbedo-Castione (e.g. the one being beyond the scope of this Agreement).

13.2

Landlord has preferred, for the time being, not to translate the requests of Tenant into this Agreement with binding effect.  Should Tenant obtain the building permit for the construction of the CDU, Landlord will use its best efforts to discuss and negotiate a possible addendum to this Agreement having as object the aspects outlined in point 13.1 above, it being understood that this clause does not entail any binding obligation of Landlord to enter into such addendum.

14.	Severability
14.1

Each of the provisions of this Agreement is severable.  If any provision of this Agreement becomes invalid or unenforceable in any respect under applicable laws, it shall have no effect in that respect but the remaining provisions of this Agreement shall continue to be binding.  Instead of the invalid provision, the Parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision that achieves as closely as possible the initial intention of the Parties in drafting the invalid provision.

15.	Amendments
15.1	This Agreement, including this provision, may not be amended or modified except by a document in writing duly executed by the Parties.
16.	Place of jurisdiction
16.1

All disputes arising out of or in connection with this Agreement, including disputes on its conclusion, binding effect, amendment and termination shall be exclusively resolved by the ordinary courts of Lugano.

Bioggio,

CASTIM SA	Energy Vault SA

/s/ Riccardo Quadroni	/s/ Robert Piconi
Riccardo Quadroni	Energy Vault SA
Revolutionary Energy Storage
Via Pessina
Switzerland
Robert Piconi
Chief Executive Officer

Annexes:

Annex 1Plan with determination of Lease Object
Annex 2Excerpt of the land register
Annex 3Plan of 55B-Building
Annex 4Electricity connection plan with Entry Point